CONSULTANT AGREEMENT

This Consultant Agreement (“Agreement”) dated February 26, 2018, by and between The AES Corporation and its subsidiaries (collectively, the “Company”) and Brian A. Miller (the “Consultant”), both hereinafter referred to collectively as the “Parties”.

WHEREAS, the Company desires to engage the Consultant to provide consulting services, as more fully described in Section 1 below (the “Services”), and the Consultant desires to provide the Services, in each case, on the terms and conditions set forth herein.

1.Scope of Services. The Consultant shall make himself available to perform such advisory and consulting services to the Company as the Company reasonably requests. The Company and the Consultant agree that it is reasonably anticipated that the Consultant’s Services hereunder will require the Consultant to render Services at a level that will not exceed 20% of the average level of the Consultant’s services as an employee of the Company over the thirty-six (36)-month period preceding the date of this Agreement. The parties acknowledge that, for purposes of Section 409A of the Internal Revenue Code, the Consultant will have undergone a “separation from service,” within the meaning of Section 409A, from the Company upon the date of the Consultant’s termination of employment with the Company on March 31, 2018.

The Consultant agrees that, in providing the Services, the Consultant will follow the reasonable instructions of the Company’s Chief Executive Officer or General Counsel, in good faith and at all times act in the interests of the Company.

The Consultant warrants that he will perform the Services in a good and prompt manner with reasonable care and in compliance with industry and professional standards and applicable laws and regulations. The Consultant will conduct himself in a manner consistent with the standards, quality, and image of the Company.

The Consultant agrees that he will not and is not authorized to make any representation to any third party of the plans, projections or capabilities of the Company other than disclosing such information as is publicly available. The Consultant agrees that he will not and is not authorized to make any representation to any third party that the Consultant has any authority to bind the Company.

2.    Compensation and Expenses.

(a)    Compensation: In consideration for the Services to be performed by the Consultant and subject to the conditions described in this paragraph, the Company agrees to pay the Consultant a fee of $25,000.00 per month for twenty-four (24) months, beginning with the month ending on April 30, 2018; provided that, if the Agreement is terminated by either party pursuant to Section 3 prior to March 31, 2020, the Consultant will receive a monthly payment for the last month (or portion thereof) in which the Services are performed and the Consultant shall receive no further payments under this Agreement. In order to receive the monthly fee, the Consultant must be in compliance with the terms and conditions of the separation agreement entered into between the Consultant and the Company and the Consultant must deliver to the Company (a) a statement executed by the Consultant and dated on the 15th of each month that the Consultant has fully performed his obligations under this Agreement and (b) an executed release in the form attached hereto as Annex A (which is not revoked). The monthly fee (if payable) will be paid on the last day of each month beginning with April 30, 2018. For the avoidance of doubt, the Consultant will not receive any payments under this Agreement if the Consultant does not perform the Services through April of 2018.

(b)        Expenses: The Company will reimburse the Consultant for all reasonable, pre-approved travel (from execution until termination of Agreement) and lodging expenses relating to the Consultant’s Services, in accordance with the Company’s travel policy. In addition, the Company will reimburse Consultant for all reasonable pre-approved other expenses which Consultant incurs in connection with the performance of the Services, including phone, fax and postage expenses. The Company will reimburse the Consultant in accordance with its existing policies for expense reimbursement.

3.     Consulting Term and Termination. The terms of this Agreement shall continue for twenty-four (24) months from April 1, 2018 until March 31, 2020 (the “Consulting Term”). Consultant must submit final requests for reimbursement within fifteen (15) days of the end of each month. The Company may terminate this Agreement by written notice to the Consultant at any time prior to the end of the Consulting Term in the event that the Consultant has breached in any material respect any of the terms or conditions of this Agreement. The Consultant may terminate this Agreement at any time upon thirty (30) days’ prior written notice to the Company. In the event of termination of this Agreement, the Consultant will not be eligible to receive any further payments under this Agreement.

4.    Indemnification. The Consultant shall defend, indemnify, and hold harmless the Company, as well as its subsidiaries, and their respective officers, directors, agents, and employees (collectively the “Company Indemnified Parties”) from and against any and all actions, costs, claims, losses, expenses and/or damages, including attorneys’ fees, arising out of or resulting from the performance of the Services including, but not limited to, any damage or loss to the Company. The foregoing indemnification obligations shall not apply to the extent of the Company’s negligence or willful misconduct. The provisions contained in this paragraph shall survive the termination of this Agreement.

5.    Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia and Consultant hereby submits to and agrees that the exclusive jurisdiction for any suit, action or proceeding involving this Agreement will be any federal or state court located in the Commonwealth of Virginia. If any provision of this Agreement is deemed to be unenforceable, it shall not affect the enforceability of the remaining provisions of this Agreement. This document contains the entire agreement between Consultant and the Company concerning the subject matter contained herein.

6.    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.    Counterparts; Facsimile. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one instrument.
8.    Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto, their successors and permitted assigns.
9.    Assignment. None of the Parties may assign or transfer this Agreement or any of their rights hereunder without the prior written consent of the Company (and its successors and assigns).
10.    Notice. Any notice, communication, request, reply or advise (“Notice”) in this Agreement provided or permitted to be given, made or accepted by either party to the other must be in writing and shall be effectively given if deposited in the United States mail, postpaid and certified and addressed to the party to be notified, with return receipt requested (mail services may include overnight Express Mail, Federal Express and UPS service), or delivered in person to such party. Any Notice mailed shall be effective, unless otherwise stated in this Agreement, from and after the expiration of three (3) days after it is deposited in a depository of the United States Postal Service or other overnight mail services as referred to above. Oral or any other notice given in any manner shall be effective only if and when received by the other party to be notified. For purposes of Notice, the addresses of the Parties shall, until changed as hereinafter provided, be as follows:

If to Company:        The AES Corporation
4300 Wilson Blvd
Arlington, Virginia 22203
Attn: General Counsel

and to Consultant at his address on file with the Company. Any party may change its address for purposes of this Section 10 by providing the other party with written notice of the new address in the manner provided above.

11.    Amendment and Waiver. Any provision of this Agreement may be amended if, but only if, such amendment is in writing and is signed by both Parties. Any provision may be waived if, but only if, such waiver is in writing and is signed by or on behalf of the party waiving such provision.
12.    Code of Conduct and Compliance Program. The Consultant hereby represents and warrants that it has received a copy of the AES Code of Conduct that he has read it and understands it and agrees to comply with all of its provisions.

The Consultant hereby agrees to the compliance terms and provisions set forth in Annex B attached hereto and made an integral part of this Agreement hereby.

13.    Relationship of Parties. The Consultant acknowledges that as of the commencement of the term of this Agreement, Consultant is not an agent, employee, representative or partner of the Company and is not capable, nor shall the Consultant hold himself out as capable, of binding the Company to any obligation or liability without the prior written consent of the Company. The Consultant shall be solely responsible for all taxes arising with respect to this Agreement. Neither the execution and delivery of this Agreement, nor consummation of the discussions or evaluation of a transaction contemplated herein, shall create or constitute, or be deemed to require, or be deemed to require creation of, a partnership, joint venture or any other form of business organization or arrangement between the Parties, unless so specified in a subsequent writing executed by the parties.

In furtherance of the foregoing, the Consultant acknowledges that he will not be entitled to participate in or receive any benefit or right as a Company employee under any Company employee benefit and welfare plans, including, without limitation, employee insurance, pension, savings and security plans as a result of entering into this Agreement.

14.    Confidential Information. During the course of implementing this Agreement, the Consultant may have access to financial information, trade secrets and confidential know-how which is developed by or on behalf of the Company, which information is non-public, confidential or proprietary (“Information”).

The Consultant agrees to keep the Information confidential and not to disclose the information to third parties without the prior written consent from the Company.

The obligations of confidentiality set out in this clause do not extend to Information that (whether before or after the date of acceptance of this letter):

1.	is in the Consultant’s possession without knowledge of an obligation of confidentiality with respect to that Information at or prior to the time of disclosure;

2.	is public knowledge (otherwise than as a result of a breach of this paragraph); or

3.	is required by law to be disclosed.

The Consultant agrees (to the extent permitted by law) to inform the Company of the full circumstances of any disclosure of Information or upon becoming aware that Information has been disclosed in breach of this Agreement. The Consultant agrees to cooperate with the Company to seek a procedural order or other protection in case of disclosure under line 3 above.

The Consultant agrees, upon the request of the Company, to return all Information that the Consultant was provided from the Company. The Consultant acknowledges that some or all of the Information is or may be price sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and the Consultant agrees not to use any Information for any unlawful purpose.

The obligations in this clause survive termination of this Agreement.

Notwithstanding the foregoing, nothing in this Agreement is intended to preclude or limit Consultant from communicating with, responding to inquiries from, volunteering information to, or providing testimony before any federal, state or local government legislature, agency, or commission, or any self-regulatory organization, with respect to suspected violations of law, including the Securities and Exchange Commission, Financial Industry Regulatory Authority or New York Stock Exchange (or any other national exchange on which the shares of the Company’s common stock are listed). Consultant understands and agrees that he is not required to contact or receive consent from the Company and/or its subsidiaries before engaging in such communications with any such authorities; provided, however, that Consultant (1) must inform such authority that the information provided is confidential and (2) may not provide confidential information that is protected from disclosure by the attorney-client privilege or attorney work-product doctrine, except as is expressly permitted by law.

15.    Entire Agreement. This Agreement is intended by the Parties hereto as a final and complete expression of their agreement and understanding in respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings, written or oral, between the Parties with respect to such subject matter.
IN WITNESS WHEREOF, THIS AGREEMENT is executed and delivered effective as of the date first written above.

Brian A. Miller                    The AES Corporation

/s/ Brian A. Miller                By:    /s/ Paul L. Freedman
Name: Paul L. Freedman
Title: Senior Vice President and General Counsel

ANNEX A

RELEASE

THIS RELEASE, dated as of date (_______ __, _____), is made by Brian A. Miller (“Releasor”) in favor of and for the benefit of the Released Parties (as defined below).
NOW, THEREFORE, in consideration for the payments, benefits and promises contained in the Consultant Agreement (the "Consultant Agreement"), dated _________ __, _____, by and between Brian A. Miller and The AES Corporation and its subsidiaries (collectively, the "Consideration"), and intending to be legally bound hereby, Releasor hereby agrees as follows:
1.Except as otherwise provided in this Section 1, Releasor knowingly and voluntarily hereby releases, to the fullest extent permitted by law, The AES Corporation and all of its past, present and/or future related entities, including but not limited to parents, divisions, affiliates and subsidiaries, and each current and former bonus, pension, welfare, or other benefit plans sponsored by any of the foregoing, and each of the respective officers, directors, stockholders, trustees, employees, agents, representatives, administrators, attorneys, insurers, fiduciaries, predecessors, successors and assigns of such entities and/or benefit plans, in their individual and/or representative capacities (hereinafter collectively referred to as the "Released Parties"), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims and demands of any kind whatsoever ("Claims") which Releasor or Releasor’s heirs, executors, administrators, successors and assigns ever had, now have or may have against the Released Parties, whether known or unknown to Releasor, and whether asserted or unasserted, (i) by reason of Releasor’s employment and/or cessation of employment with the Company, (ii) arising under or relating to the Consultant Agreement referred to above, or (iii) that otherwise arose or are based on facts which occurred on or prior to the date that Releasor signs this Release.

Such released Claims include, but are not limited to, any and all Claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers' Benefit Protection Act of 1990 (“OWBPA”), the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974 (including, without limitation, any claim for severance pay), the Virginia Human Rights Law and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment (each as amended); any and all Claims under state contract or tort law; any and all Claims based on the design or administration of any employee benefit plan, program policy, procedure or arrangement, whether written or oral; any and all Claims for wages, commissions, bonuses, continued employment in any position, and compensatory, punitive or liquidated damages; and any and all Claims for attorneys' fees and costs.

2.    If Releasor commences, continues, joins in, or in any other manner attempts to assert any Claim released herein against any of the Released Parties or otherwise breaches the promises made in this Release, Releasor shall reimburse the Released Parties for all attorneys' fees incurred by the Released Parties in defending against such a Claim and the Company shall have a right to the return of all Consideration paid to Releasor pursuant to the Consultant Agreement, together with interest thereon, and to cease furnishing to Releasor any further Consideration described in the Consultant Agreement; provided that this right of return of such Consideration and the cessation of payment of further Consideration is without prejudice to the Released Parties' other rights hereunder, including any right to obtain an agreement and release of any and all claims against the Released Parties. Provided, however, that this Section 2 shall not apply to any Claims

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asserted by Releasor pursuant to the ADEA, the OWBPA, and/or any other Claims for which this Section 2 is not permitted by applicable law.
3.    Releasor agrees that he will not bring any lawsuits or claims of any kind against the Released Parties for any of the Claims released herein and that Releasor will not accept and hereby waives the benefits of any such lawsuits or claims of any kind brought on Releasor’s behalf against the Released Parties.
4.    Notwithstanding the foregoing, Releasor is not releasing any of the following claims: (i) any rights or claims for indemnification Releasor may have pursuant to any written indemnification agreement with The AES Corporation or any of its subsidiaries (collectively, the Company”) to which Releasor is a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights which cannot be waived as a matter of law; or (iii) claims for vested retirement benefits, if any, under any Company sponsored plan. Nothing in this Release shall interfere with or waive Releasor’s right to enforce this Release in a court of competent jurisdiction or seek a judicial determination of the validity of the release of Releasor’s rights under the ADEA.
5.    Releasor represents that he is not receiving Medicare benefits as of the time he enters into this Release.
6.    Releasor acknowledges and agrees that he (i) has been advised by the Company of his right to consult with an attorney of his own choosing prior to executing this Release; (ii) has not been forced or pressured in any manner whatsoever to sign this Release; (iii) has agreed to all of its terms knowingly, freely and voluntarily in exchange for good and valuable consideration; (iv) has read this Release in its entirety and understands the terms of the Release; and (v) has been given at least twenty-one (21) days from the receipt of this Release to consider all of its terms and to consult with counsel of his choice. Any changes to this Release during that period, whether material or not, will not extend the 21-day period. Releasor may revoke his acceptance of the Release by sending written notice of his intent to revoke his acceptance, to the Company, at the following address: c/o General Counsel, AES Legal Department, 4300 Wilson Boulevard, Arlington, Virginia 22203, within seven (7) days of his execution of the Release. If Releasor revokes this Release, this Release and the promises contained herein shall automatically be deemed null and void and Releasor will not be entitled to any payment pursuant to the Consultant Agreement.
IN WITNESS WHEREOF, the undersigned has executed and delivered this Release as of the date first written above.

Brian A. Miller

ANNEX B
THE AES CORPORATION
STANDARD COMPLIANCE TERMS AND PROVISIONS

In connection with the agreement to which this Annex B is attached (“Main Agreement”), Brian A. Miller, (the “Consultant”) hereby represents and warrants to and agrees with The AES Corporation (“AES”) that, in performing his obligations under the Main Agreement, the Consultant shall be legally bound as follows:

1.1
The Consultant shall comply fully with all applicable laws of the countries in which his services to AES and its subsidiaries are provided as well as the applicable anti-corruption, anti-money laundering, anti-terrorism and economic sanction and anti-boycott laws of the United States including without limitation, the United States Foreign Corrupt Practices Act (“Applicable Laws and Regulations”).

1.2
The Consultant represents and warrants that he is not a Government Official and that he does not currently employ, and will not in the future, without the prior written consent of AES, employ, either directly or indirectly, a Government Official, or a parent, spouse, child or sibling of a Government Official (“Family Member”) who shall perform services pursuant to the Main Agreement. For purposes herein, “Government Official” shall mean any officer or employee of a government, or department (whether executive, legislative, judicial or administrative), agency or instrumentality of such government, including any government-owned business, or a public international organization; or any person acting in an official capacity for or on behalf of such government, or any candidate for public office or representative of a political party.

1.3	The Consultant represents and warrants that he has not, and that he has no evidence of any kind that any other person working on his behalf has, either directly or indirectly:

i.
Made a Prohibited Payment, which is defined to include any offer, gift, payment, promise to pay, or authorization of the payment of any money or anything of value, directly or indirectly, to a Government Official, including for the use or benefit of any other person or entity, to the extent that one knows or has reasonable grounds for believing that all or a portion of the money or thing of value which was given or is to be given to such other person or entity, will be paid, offered, promised, given or authorized to be paid by such other person or entity, directly or indirectly, to a Government Official, for the purpose of either (i) influencing any act or decision of the Government Official in his official capacity; (ii) inducing the Government Official to do or omit to do any act in violation of his lawful duty; (iii) securing any improper advantage; or (iv) inducing the Government Official to use his influence with a non-U.S. government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist in obtaining or retaining business or in directing business to any party.

ii.	Engaged in a Prohibited Transaction which is defined to include:

a.
Receiving, transferring, transporting, retaining, using, structuring, diverting, or hiding the proceeds of any criminal activity whatsoever, including drug trafficking, fraud, and bribery of a Government Official;

b.	Engaging or becoming involved in, financing, or supporting financially or otherwise, sponsoring, facilitating, or giving aid to any terrorist person, activity or organization; or

c.
Participating in any transaction or otherwise conducting business with a “designated person,” namely a person or entity that appears on any list issued by the United States or the United Nations with respect to money laundering, terrorism financing, drug trafficking or economic or arms embargoes (a “Designated Person”).

1.4
The Consultant will not and shall take all reasonable steps to ensure that any other persons working for him in relation to the Main Agreement (including, without limitation, any subcontractors, consultants, representatives and agents) will not, directly or indirectly, make, promise or authorize the making, of a Prohibited Payment or engage in a Prohibited Transaction with respect to the Main Agreement.

1.5
The Consultant shall promptly report to AES any Prohibited Payment or Prohibited Transaction of which he obtains knowledge, or has reasonable grounds to believe occurred in respect of the Main Agreement.

1.6
The Consultant agrees that, if AES has any reasonable grounds to believe that a Prohibited Payment has been made, promised or authorized, directly or indirectly, to a Government Official in connection with the Main Agreement, or that a Prohibited Transaction has taken place in connection with the Main Agreement, he shall cooperate in good faith with AES in determining whether such a violation occurred.

1.7
The Consultant has not and will not, either directly or indirectly, share or promise to share his fees or any other funds he receives from AES or in respect of the Main Agreement with any Government Official.

1.8	The Consultant acknowledges receipt of a copy of the AES Code of Conduct.

1.9
The Consultant shall perform due diligence, as he deems warranted by the circumstances, on the reputation of any subcontractors, consultants, agents or representatives he employs in the performance of work on the Main Agreement or to provide services to the Main Agreement.

1.10
All requests for payment submitted by the Consultant to AES shall be accompanied by detailed and accurate invoices that describe with specificity the work, services or equipment for which the payment is requested. All such requests for payment shall be commensurate with the fair market value for such work, service or equipment.

1.11
If applicable, the Consultant agrees that he shall be reimbursed by AES only for reasonable lodging, meals, travel and other expenses or for such expenses incurred on behalf of third parties when supported by actual, accurate and reasonably detailed third-party invoices. Where Government Officials are involved, the request for reimbursement shall be accompanied by a written statement of the details of the expenses and an explanation of the purpose of the expenses, the reason that the participation of such officials was necessary, and the names of those in attendance and their employment or business affiliation.

1.12
The Consultant agrees that a material breach of one or more of the covenants or representations of the Consultant (“Compliance Breach”) in this Annex shall be sufficient cause for AES, acting in good faith, and not without reasonable prior written notice, to terminate the Consultant’s agreements with AES in respect of the Main Agreement, in whole or in part, and to declare them null and void, in which case the Consultant agrees that he shall forfeit any claim to any additional payments due to it under such agreements and the Main Agreement, other than payments for services previously rendered under such agreements, in addition to being liable for any damages or remedies available to AES under applicable law. The Consultant shall indemnify and hold harmless AES from any claims, costs, liabilities, obligations, and damages AES incurs (including, without limitation, for the fees of any legal counsel AES may retain or engage) as a result of such Compliance Breach.

1.13
This Annex shall be considered to be an integral part of the Main Agreement (and shall be effective on the same date as the Main Agreement) and its terms and conditions shall be deemed to be set forth in full in the Main agreement. In the event of a conflict between this Annex and the Main Agreement, this Annex shall prevail.

1.14	All the provisions in this Annex are material and shall survive the termination of Main Agreement between AES and the Consultant.

1.15	The Consultant shall not assign its rights and responsibilities contained in this Annex to a third party without the prior written approval of AES.
CONSULTANT

Brian A. Miller

Date:

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